Exhibit 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer

For Immediate Release

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc.
Investor Contact: Matt Steinberg
(212) 850-5600

MILLER INDUSTRIES REPORTS 2014 FIRST QUARTER RESULTS

CHATTANOOGA, Tennessee, May 7, 2014 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the first quarter ended March 31, 2014.

For the first quarter of 2014, net sales were $104.2 million, an increase of 22.6%, compared to $85.0 million for the first quarter of 2013. Net income in the first quarter of 2014 was $2.4 million, or $0.21 per diluted share, nearly doubling net income of $1.3 million, or $0.12 per diluted share, in the prior year period.

Gross profit for the first quarter of 2014 was $10.9 million, or 10.5% of net sales, compared to $8.6 million, or 10.2% of net sales, for the first quarter of 2013.  For the first quarter of 2014, selling, general and administrative expenses were $7.2 million, or 6.9% of net sales, compared to $6.7 million, or 7.9% of net sales, in the prior year period.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.15 per share, payable June 23, 2014, to shareholders of record at the close of business on June 16, 2014.

Jeffrey I. Badgley, Co-CEO of the Company, stated, “We are pleased with our first quarter performance, which reflected positive order flow, strong operational execution and progress on our strategic initiatives.  Revenue growth was driven by increased demand in our domestic and international markets due to improved economic conditions and improving customer sentiment.  We continued to manage our business efficiently which helped drive operating margin expansion over the year ago period.”

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Mr. Badgley added, “During the quarter, we continued to make in-roads with our expansion initiatives by generating more interest for our products around the world.  Our proactive efforts have both diversified our market presence as well as improved the long-term positioning of the business.  With regards to the Delavan joint venture, we sold all of our interests in the venture to our joint venture partner, at March 31, 2014, and we do not anticipate any further losses from the venture.”

Mr. Badgley concluded, “Overall, 2014 started with strong revenue and profitability growth despite the impact of weather-related issues during the quarter.  We continued this momentum into April at the Florida Tow Show, where our industry leading products and new product offerings were very well-received.  Our backlog continued to rise, and as a result, we are further ramping up production at our facilities to meet the increase in demand.  We are pleased with the long-term prospects for our business.  Although the economic environment remains challenging, we are seeing gradual improvements across our markets and we will continue to take advantage of opportunities for the future growth of the Company.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, May 8, 2014, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=98990

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through May 16, 2014.  The replay number is (877) 344-7529, Passcode 10044781.

Miller Industries is The World’s Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

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MILLER INDUSTRIES REPORTS 2014 FIRST QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our customer’s access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; foreign currency fluctuation; competitors could impede our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; the effects of new regulation relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, including those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2013, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended
	March 31,
			%
	2014	2013	Change
NET SALES	$104,168	$84,950	22.6%

COST OF OPERATIONS	93,230	76,316	22.2%

GROSS PROFIT	10,938	8,634	26.7%

OPERATING EXPENSES:

Selling, General and Administrative Expenses	7,166	6,699	7.0%

Interest Expense, Net	70	67	4.4%

Other (Income) Expense	62	(23)	N/A %

Total Operating Expenses	7,298	6,743	8.2%

CONSOLIDATED INCOME BEFORE INCOME TAXES	3,640	1,891	92.5%

CONSOLIDATED INCOME TAX PROVISION	1,340	684	95.9%

CONSOLIDATED NET INCOME	2,300	1,207	90.6%

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	66	121	-45.5%

NET INCOME ATTRIBUTABLE TO MILLER INDUSTRIES, INC.	$2,366	$1,328	78.2%

BASIC INCOME PER COMMON SHARE	$0.21	$0.12	75.0%

DILUTED INCOME PER COMMON SHARE	$0.21	$0.12	75.0%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.14	7.1%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,285	11,198	0.8%
DILUTED	11,353	11,316	0.3%